                                  EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                   March, 31
                                              -------------------
                                                1998        1997
                                              -------     -------

BASIC

Net income (loss)                             $ 3,073     $  (880)

Weighted average shares outstanding            18,054       2,000

Per share earnings (loss)                     $  0.17     $ (0.44)
                                              =======     =======



DILUTED

Net income (loss)                             $ 3,073     $  (880)

Weighted average shares outstanding            18,054       2,000

Weighted average common stock equivalents         787           0
                                              -------     -------

Total shares outstanding                       18,841       2,000

Per share earnings (loss)                     $  0.16     $ (0.44)
                                              =======     =======